P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
January 18, 2017		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ANNOUNCES DEPARTURE OF THOMAS J. WOLF FROM BOARD OF DIRECTORS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced that Thomas J. Wolf has resigned from its Board of Directors (“Board”) and the Board of Directors of its banking subsidiary, Peoples Bank, effective January 14, 2017. Mr. Wolf had served on the Board since 2004. He was a member of the Board’s Audit, Risk and Executive Committees, and he served as Chairman of the Audit Committee from August, 2010 until June, 2016.

“I have thoroughly enjoyed my years at Peoples, and I wish everyone continued success,” said Wolf. “The groundwork is in place with some strong board members and fantastic associates.”

Commenting on Mr. Wolf’s departure, Peoples’ Chairman of the Board, David L. Mead, said “On behalf of the board of directors, I want to thank Tom for his years of service and many valuable contributions to the success of Peoples. We wish him the very best in his future.”

Peoples’ Corporate Governance Guidelines require that a director resign from the Board as of the next annual meeting of shareholders following the director’s 70th birthday. Mr. Wolf turned 70 last year following the annual meeting.

Peoples is a diversified financial products and services company with $3.4 billion in assets, 79 sales offices including 71 full-service bank branches and 78 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

END OF RELEASE